SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934




Date of report (Date of earliest event reported)                  April 29, 2002
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                             The Lamaur Corporation
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               (Exact Name of Registrant as Specified in Charter)


           Delaware                     0-28174                68-0301514
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(State or Other Jurisdiction of  (Commission File Number)    (IRS Employer
         Incorporation)                                    Identification No.)


    5601 East River Road, Fridley, MN                 55432
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 (Address of Principal Executive Offices)          (Zip Code)


Registrant's telephone number, including area code           (763) 571-1234
                                                        -----------------------



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          (Former Name or Former Address, if Changed Since Last Report)






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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.


         On April 29, 2002, The Lamaur Corporation completed the transactions which are the subject of the Asset Purchase Agreement between Lamaur and Alleghany Pharmacal Corporation. A summary of some of the material provisions of the Asset Purchase Agreement are set forth below. Reference is made to the copy of the Asset Purchase Agreement attached hereto as Exhibit 10.1 for a complete discussion of the terms of such agreement.

         Assets
         ------

         Pursuant to the terms of the Asset Purchase Agreement, Lamaur sold substantially all of its assets, including, but not limited to, trademarks, trade names, licenses, copyrights and related goodwill, in each case relating to Lamaur's Salon Style product line. Also included in the sale was Lamaur's Salon Style customer and supplier lists, related goodwill, brochures, sales literature, advertising, promotional and training materials and related product formulations and manufacturing methods. Alleghany did not assume any of Lamaur's liabilities, whether related to the Salon Style brand or not, in connection with its purchase of the foregoing assets.

         Inventory
         ---------

         Alleghany also purchased all of Lamaur's Salon Style-related inventory as part of these transactions. The terms of these inventory purchases are as follows:

         * On the closing date, Alleghany purchased all of the useable and saleable Salon Style inventory (including finished goods, raw materials and components, but excluding obsolete Salon Style inventory ) which were either in Lamaur's possession on such date or which were ordered prior to such date but not yet received by Lamaur. The purchase price for each piece of inventory equaled Lamaur's internal standard direct cost. Unless Lamaur's senior secured lender otherwise agrees in writing, all payments due Lamaur in connection with such inventory purchases will be made to Lamaur's senior secured lender; absent certain circumstances, such payments shall be credited to Lamaur's current revolving credit account. Credited funds, as available, under Lamaur's revolving credit agreement, will continue to be utilized by Lamaur for working capital purposes.

         * The parties agreed that following closing date, Alleghany is entitled to move from Lamaur's facilities, or facilities in which Lamaur houses its Salon Style inventory, to Alleghany facilities, all or a portion of Lamaur's Salon Style inventory that Alleghany purchased pursuant to the terms of the Asset Purchase Agreement, provided that Lamaur is obligated to pay any and all costs associated with moving such inventory, exclusive of freight and/or shipping costs.

         * The parties further agreed that Alleghany shall, within 30 days of the date on which it moves the inventory, pay Lamaur an amount equal to the aggregate purchase price of such inventory, less $100,000.00, which shall be paid to Lamaur by Alleghany in accordance with the provisions set forth below.


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         *        The parties further agreed that following closing, Lamaur
                  shall continue to fill orders it receives for inventory in accordance with its past practices, and that Lamaur will remit to Alleghany, within 30 days from the date of shipment, the proceeds of all such sales, less an amount equal to Lamaur's shipping and handling costs, broker commissions owed on such sales, freight costs and cash discounts, which shall not exceed 11% of the aggregate price of any such inventory shipment. Additionally, Lamaur shall deduct from the proceeds of any such sale the cost of the shipped inventory.

         * The parties further agreed that the inventory setoff discussed above shall be promptly paid by Alleghany to Lamaur 12 months from the closing date, less only any payments due to Alleghany, including retailer chargebacks to Alleghany which are Lamaur's responsibility.

         * The parties also agreed that any inventory not sold by Alleghany within six months from the closing date shall be deemed to be not useable or saleable inventory. Such inventory may thereafter be sold by the parties as a closeout or destroyed, upon the mutual agreement of the parties regarding price and customer. Any such closeout sales shall accrue as a sale by Lamaur, with Alleghany to be reimbursed by Lamaur for Alleghany's cost of such inventory, if previously paid by Alleghany, and no royalty payments (as discussed below) to be due from Alleghany. Any Salon Style products which are returned as returns or damages to Lamaur or Alleghany after six months from the closing date shall be the responsibility of Alleghany; such returns or damages may be sent back to Alleghany or may be sold by the parties as a closeout, upon the mutual agreement of the parties regarding price and customer, with no royalty payments due to Lamaur on any such closeout sales. Alleghany shall utilize Lamaur's inventory before using alternative suppliers for use in manufacturing Salon Style products, provided that such products are useable and saleable. Alleghany agreed that any finished goods, raw materials or components that it purchases from other vendors for use in the production, manufacture, marketing, and/or advertising of the Salon Style products during the time period for which royalty payments are due to Lamaur shall be at least equal to the quality of Lamaur's products and packaging (in the reasonable judgment of Lamaur).

         Purchase Price
         --------------

         In consideration for the assets, Alleghany made or agreed to make the following payments:

         * On the closing date, Alleghany transferred $300,000 to the account of Lamaur's senior secured lender;

         * Alleghany also agreed to pay Lamaur $50,000 within 60 days of closing and an additional $50,000 within 90 days of closing upon Alleghany's determination that the schedule of Salon Style SKUs provided by Lamaur was accurate. In the event of any inaccuracy, Alleghany is entitled to a proportionate credit against the $100,000 aggregate payment;



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         *        Alleghany further agreed to make the following royalty
                  payments:

                  o If, within the 12 months immediately following closing, Alleghany's net sales (as discussed below) of Salon Style products equals a minimum of $1,333,333.00, Alleghany shall make a royalty payment in an amount equal to 30% of Alleghany's monthly net sales of Salon Style products for the balance of such 12-month period (including any part of the month in which Alleghany's net sales of Salon Style products equals such amount). This royalty payment shall be payable, if it becomes due, to the account of Lamaur's senior secured lender, within 21 days from the end of each 30 day period during the 12 months from completion of the sale for which it is payable; absent certain circumstances, such payments will be credited to Lamaur's current revolving credit account. Credited funds, as available, under Lamaur's revolving credit agreement, will continue to be utilized by Lamaur for working capital purposes.

                  o In the event that Alleghany's net sales of Salon Style products within the 12 months immediately following closing do not reach $1,333,333.00, then 30% of the difference between $1,333,333.00 and Alleghany's actual net sales shall be a credit to Alleghany against any royalties described under the next two succeeding bullets, provided that in no event does Lamaur's liability for any such credit exceed the amounts of the royalties due Alleghany as described below.

                  o Alleghany also agreed to pay Lamaur a royalty payment based upon 15% of Alleghany's annual net sales of Salon Style products for one year beginning on the first day of the month following 12 months from the closing. Such royalty payment is to be made within 45 days from the end of such year.

                  o At the end of the second one year period following closing, Alleghany agreed to pay Lamaur a royalty payment based upon Alleghany's annual net sales of Salon Style products for the next two years. The royalty rate for each year of this two year period shall be 1% of Alleghany's annual net sales of Salon Style products. Such additional royalty payments are to be made annually within 45 days from the end of each such year.

                  o At the end of the four year period, no further royalty payments of any kind are due.

         * Net Sales, as used in the Asset Purchase Agreement, means Alleghany's invoiced sales, less cash discounts, of Salon Style products sold to an independent third party purchaser. Salon Style products, as used in the Asset Purchase Agreement, means Lamaur's products using the Salon Style and related trademarks. Excluded from net sales are expenses for co-op advertising media, free standing inserts, coupon redemption from clearing houses, rebates cleared via clearing houses, and quarterly payments for planned promotional activities. Invoiced sales shall deduct retailer promotional allowances such as prepayment for unit "scan-downs," and other allowances reflected in a reduced invoice price per item, or charged back.


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         Miscellaneous
         -------------

         The Asset Purchase Agreement also contains other customary representations and warranties which run in favor of the each party. The agreement also obligates each party to indemnify the other for, among other things, any breach of the agreement and any material misstatements. As part of the agreement, Lamaur also agreed to certain covenants, as follows:

         * Lamaur will not sell products designed to compete with the Salon Style products in the United States for a period of five years from the closing date. Generally, this includes any new line of hair care products, which (i) uses the words "salon," "style," "clean mist," "body boost," "design elements," "salon developed and tested," or "flexible hold," as a trademark or brand, or in a manner that gives those words conspicuous or special prominence, or (ii) uses the same product description, formulas, colors, and fragrances as those products sold to Alleghany as part of the agreement.

         * Lamaur also agreed it would not use any of the trademarks, tradenames, trademark rights, trade dress or copyrights which were sold to Alleghany, as long as Alleghany, or its successors and assigns, shall have legal rights in such trademarks, tradenames, trademark rights, trade dress and copyrights.

         * For six months following closing (subject to certain exceptions discussed below) Lamaur agreed to accept all returns of products (including returns and damages), chargebacks, credits or allowances of every kind, including, without limitation, such allowances as slotting allowances, new store allowances, planogram allowances, arising from products manufactured, sold or otherwise conveyed or granted by Lamaur bearing or using the trademarks or copyrights sold to Alleghany, from the trade, whether received from the trade by Lamaur or Alleghany. Lamaur will credit or otherwise fully satisfy the claims of the parties returning such products, or credit Alleghany who shall satisfy the claims, in the event the products are returned to, or credits demanded from Alleghany. However, for the second 3 months following closing, Alleghany shall be responsible for any such credits totaling during such period to less than $5,000.00 from any one account.

         * Alleghany may deduct any such credits or allowances paid or credited by Alleghany from any monies owed to Lamaur. Any such credits due Alleghany which exceeds the amount owed to Lamaur, shall be paid within 30 days of billing to Lamaur. Alleghany agreed to promptly advise Lamaur of all credits or allowances paid or credited by Alleghany which it seeks to deduct from monies owed to Lamaur or to invoice to Lamaur.

         * With regard to any audits conducted or credits withheld by Lamaur's accounts after closing, for Salon Style products sold by Lamaur prior to closing, Lamaur's liability shall be for the full amount that any such audit finds to be due or any such credits withheld, regardless of how long after closing the audit and claim for credit takes place.

         * Alleghany agreed that it will use commercially reasonable efforts to optimize the profits of Salon Style products during the time period for which royalties are due to Lamaur under the Asset Purchase Agreement. Alleghany will not suspend, depress or delay any



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                  sales which optimize profits of Salon Style products for a period of two years from the closing date.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.


(c)      EXHIBITS.


         10.1 Asset Purchase Agreement, dated April 29, 2002, among The Lamaur Corporation and Alleghany Pharmacal Corporation.




                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     THE LAMAUR CORPORATION



Date:  May 14, 2002                  By     /s/ Lawrence H. Pesin
                                            ------------------------------------
                                            Lawrence H. Pesin
                                     Its    Chief Executive Officer




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                                  EXHIBIT INDEX


10.1 Asset Purchase Agreement, dated April 29, 2002, among The Lamaur Corporation and Alleghany Pharmacal Corporation.